Exhibit 99.1
For more information, contact:
Tom Miller
Chief Financial Officer
(818) 444-2325
Ixia Announces First Quarter Results
CALABASAS, CA— April 24, 2008—Ixia (Nasdaq: XXIA) today reported financial results for the first quarter ended March 31, 2008.
Total revenues for the first quarter of 2008 were $41.7 million, which represents a year-over-year increase of 2% from the first quarter of 2007. The Company recorded net income on a GAAP basis for the first quarter of 2008 of $106,000, or $0.00 per diluted share, compared to a net loss of $759,000, or $0.01 per diluted share, for the first quarter of 2007.
Ixia’s 2008 first quarter GAAP results include non-cash charges of $2.9 million related to stock-based compensation, $1.5 million for the amortization of acquired intangible assets, and a net tax benefit of $1.7 million related to these items. Excluding the effects of these items, non-GAAP net income for the first quarter of 2008 was $2.8 million, or $0.04 per diluted share, compared to $3.3 million, or $0.05 per diluted share, for the comparable period in 2007. First quarter 2007 non-GAAP results exclude non-cash charges of $3.8 million related to stock-based compensation, $1.9 million related to the amortization of acquired intangible assets, and a net tax benefit of $1.6 million related to these items.
“Although we experienced a seasonally weaker than expected first quarter, we saw several positive trends during the quarter and we continued to position Ixia for future growth opportunities,” commented Atul Bhatnagar, Ixia’s president and chief executive officer. “The lower than expected shipments to Europe and Canada in the first quarter were partially offset by record sales to the Asia Pacific region. We were also encouraged by the sequential increase in shipments to network equipment manufacturers, led by higher sales to Cisco Systems, which were up over 20% compared to the fourth quarter of 2007. On the product side, sales of our 10 gigabit Ethernet products continued to be strong and represented about 28% of revenue. We also announced our entry into the live network monitoring market with the introduction of IxRaveTM, our new end-to-end quality of experience and network service validation product. IxRave provides an attractive growth opportunity for Ixia over the coming years.”
“I remain confident that Ixia’s business is on the right track,” added Mr. Bhatnagar. “Our investments in our product portfolio are beginning to pay off. According to Frost & Sullivan, Ixia was the number one vendor of gigabit and 10 gigabit Ethernet test load modules in 2007. This week we announced a dramatic addition to our industry leading 10 gigabit Ethernet product line with our new IxYukonTM load module, which features 8 ports of 10 gigabit Ethernet traffic on a single card. Our new IxYukon load module gives Ixia a four-to-one port density advantage over the competition, and we believe that it will fortify our position as the leader in the 10 gigabit Ethernet space. Another key benefit for our customers is that a chassis fully loaded with IxYukon cards consumes about half as much power as competitive solutions with comparable port densities. With our new IxYukon card and other exciting new products, I believe that Ixia is well positioned, with an experienced global sales organization, to deliver the advanced, converged IP test solutions that our customers seek. At the same time, however, our near-term outlook remains cautious given the ongoing uncertainty about the economy which may continue to impact our customers’ buying decisions and lengthen the sales cycle.”
Under the $50 million share repurchase program announced in August of 2007, during the first quarter of 2008, Ixia repurchased approximately 1.1 million shares of its common stock at an average purchase price of $7.68 per share, or a total repurchase price of approximately $8.3 million. Since the inception of the share repurchase program through March 31, 2008, Ixia has repurchased approximately 2.0 million shares of its common stock at an average purchase price of $8.75 per share, or a total of approximately $17.4 million.
As of March 31, 2008, Ixia had cash, cash equivalents and investments of $244.5 million and no debt.
Ixia will host a conference call today for analysts and investors to discuss its 2008 first quarter results and business outlook for the 2008 second quarter at 5:00 p.m. Eastern Time. Open to the public, a live Web cast of the conference call will be accessible from the “Investors” section of Ixia’s Web site (www.ixiacom.com). Following the live Web cast, an archived version will be available in the “Investors” section on the Ixia Web site for 90 days.
Non-GAAP Information
To supplement our consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we have included certain non-GAAP financial measures in this press release and in the attachments hereto. Specifically, we have provided non-GAAP financial measures (e.g., non-GAAP cost of revenues, non-GAAP operating expenses, non-GAAP operating income, non-GAAP income tax expense, non-GAAP net income, and non-GAAP diluted earnings per share) that exclude certain non-cash expenses such as the amortization of acquired intangible assets and stock-based compensation, as well as the related income tax effects of such items. The amortization of acquired intangible assets and stock-based compensation represent non-cash charges that may be difficult to estimate from period to period and that are not directly attributable to the underlying performance of our business operations. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. We believe that by excluding certain non-cash charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information therefore may not necessarily be comparable to that of other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures which are included below in this press release.

About Ixia
Ixia is a leading provider of performance test systems for IP-based infrastructure and services and IP service verification platforms.  Ixia’s test systems are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments, and enterprises to validate the capabilities and reliability of complex IP networks, devices, and applications. Ixia’s triple-play test systems address the growing need to test voice, video, and data services and network capability under real-world conditions.
For more information, contact Ixia at 26601 W. Agoura Road, Calabasas, CA 91302; 818-871-1800, Fax: 818-871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com.
Ixia, the Ixia four petal logo, IxYukon and IxRave are trademarks and/or registered trademarks of Ixia. Other trademarks are the property of their respective owners.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995:
Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding possible future revenues, growth and profitability and future business and market share. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “plan,” “believe,” “estimate,” “predict” or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include those identified in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

IXIA
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$186,920	$188,892
Short-term investments in marketable securities	7,993	4,999
Accounts receivable, net	33,940	32,405
Inventories	10,552	12,731
Deferred income taxes	5,307	5,613
Prepaid expenses and other current assets	3,804	3,385

Total current assets	248,516	248,025

Investments in marketable securities	49,538	54,609
Property and equipment, net	21,093	21,433
Deferred income taxes	13,814	13,543
Intangible assets, net	12,743	14,147
Goodwill	16,728	16,728
Other assets	972	955

Total assets	$363,404	$369,440

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,349	$2,474
Accrued expenses	19,068	19,440
Deferred revenues	18,996	18,748
Income taxes payable	882	1,304

Total current liabilities	41,295	41,966

Deferred revenues	6,864	7,167
Other liabilities	3,799	3,807

Total liabilities	51,958	52,940

Shareholders’ equity:
Common stock, without par value; 200,000 shares authorized at March 31, 2008 and December 31, 2007; 67,324 and 68,171 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	124,552	132,092
Additional paid-in capital	100,479	98,157
Retained earnings	89,183	89,077
Accumulated other comprehensive loss	(2,768)	(2,826)

Total shareholders’ equity	311,446	316,500

Total liabilities and shareholders’ equity	$363,404	$369,440

IXIA
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2008	2007
Revenues:
Products	$34,934	$34,715
Services	6,717	5,988

Total revenues	41,651	40,703

Costs and operating expenses:(1)
Cost of revenues – products	8,182	7,855
Cost of revenues – amortization of purchased technology	1,220	1,329
Cost of revenues – services	1,054	1,144
Research and development	11,986	11,668
Sales and marketing	14,702	14,843
General and administrative	7,004	6,484
Amortization of intangible assets	261	531

Total costs and operating expenses	44,409	43,854

Loss from operations	(2,758)	(3,151)
Interest and other income, net	2,777	2,699

Income (loss) before income taxes	19	(452)
Income tax (benefit) expense	(87)	307

Net income (loss)	$106	$(759)

Earnings (loss) per share:
Basic	$0.00	$(0.01)
Diluted	$0.00	$(0.01)

Weighted average number of common and common equivalent shares outstanding:
Basic	67,948	67,414
Diluted	68,922	67,414

(1) Stock-based compensation included in:
Cost of revenues — products	$157	$142
Cost of revenues — services	60	54
Research and development	1,109	1,421
Sales and marketing	914	1,710
General and administrative	696	515

IXIA
Non-GAAP Information and Reconciliation to Comparable GAAP Financial Measures
(in thousands, except percentages and per share data)
(unaudited)

	Three months ended March 31,
	2008		2007
		% Total		% Total
	Amount ($)	Revenues	Amount ($)	Revenues
Total cost of revenues – GAAP	$10,456	25.1%	$10,328	25.4%
Amortization of purchased technology(a)	(1,220)	-2.9%	(1,329)	-3.3%
Stock-based compensation(b)	(217)	-0.5%	(196)	-0.5%

Total cost of revenues – Non-GAAP	$9,019	21.7%	$8,803	21.6%

Operating expenses – GAAP	$33,953	81.5%	$33,526	82.4%
Amortization of intangible assets(a)	(261)	-0.6%	(531)	-1.3%
Stock-based compensation(b)	(2,719)	-6.5%	(3,646)	-9.0%

Operating expenses – Non-GAAP	$30,973	74.4%	$29,349	72.1%

Loss from operations – GAAP	$(2,758)	-6.6%	$(3,151)	-7.7%
Effect of reconciling items(c)	4,417	10.6%	5,702	14.0%

Income from operations – Non-GAAP	$1,659	4.0%	$2,551	6.3%

Income tax (benefit) expense – GAAP	$(87)	-0.2%	$307	0.8%
Effect of reconciling items(d)	1,693	4.1%	1,605	3.9%

Income tax expense – Non-GAAP	$1,606	3.9%	$1,912	4.7%

Net income (loss) – GAAP	$106	0.3%	$(759)	-1.9%
Effect of reconciling items(e)	2,724	6.5%	4,097	10.1%

Net income – Non-GAAP	$2,830	6.8%	$3,338	8.2%

Diluted earnings (loss) per share – GAAP	$0.00		$(0.01)
Effect of reconciling items(f)	0.04		0.06

Diluted earnings per share – Non-GAAP	$0.04		$0.05

(a)	This reconciling item represents the amortization of intangible assets related to the acquisitions of various businesses and technologies such as the acquisition of the ANVLTM product line from Empirix, Inc., the acquisition of certain rights associated with the Chariot® product line from NetIQ Corporation and the acquisition of G3 Nova Technologies, Inc. As the amortization expense represents a non-cash charge that is not directly attributable to the underlying performance of our business operations, we believe that by excluding the amortization of acquisition-related intangible assets, investors are provided with supplemental information that is useful in evaluating our ongoing operations and performance. While the amortization of acquired intangible assets is expected to continue in the future, management also excludes this expense when evaluating current performance, forecasting future results, measuring core operating results, and making operating and strategic decisions.

(b)	This reconciling item represents stock-based compensation expense recognized under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). As stock-based compensation represents a non-cash charge that is not directly attributable to the underlying performance of our business operations, we believe that by excluding stock-based compensation, investors are provided with supplemental information that is useful in comparing our operating results from period to period and in evaluating our core operations and performance. While we expect to continue to recognize stock-based compensation expense in the future, management also excludes this expense when evaluating current performance, forecasting future results, measuring core operating results, and making operating and strategic decisions.

(c)	This adjustment represents the effects of the reconciling items noted in footnotes (a) and (b).

(d)	This adjustment represents the income tax effects of the reconciling items noted in footnotes (a) and (b).

(e)	This adjustment represents the effects of the reconciling items noted in footnotes (a) and (b), net of tax.

(f)	This adjustment represents the effects of the reconciling items noted in footnotes (a) and (b), net of tax, on a per share basis.